CITIBANK CREDIT CARD ISSUANCE TRUST

Citiseries
Class 2006-A8 Notes

Issuer Certificate
Pursuant to Sections 202 and 301(h) of the Indenture

Reference is made to the Indenture, dated as of September 26, 2000, as amended by Amendment No. 1 thereto dated as of November 14, 2001, each between Citibank Credit Card Issuance Trust (the "Issuer") and Deutsche Bank Trust Company Americas, as trustee (the "Indenture"). Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Indenture. All references herein to designated Sections are to the designated Sections of the Indenture.

Section 301(h) provides that the Issuer may from time to time create a tranche of Notes either by or pursuant to an Issuer Certificate setting forth the principal terms thereof. Pursuant to this Issuer Certificate, there is hereby created a tranche of Notes having the following terms:

Series Designation: Citiseries. This series is included in Group 1.

Tranche Designation: $500,000,000 Floating Rate Class 2006-A8 Notes of December 2016 (Legal Maturity Date December 2018) (hereinafter, the "Class 2006-A8 Notes")

Currency: The Class 2006-A8 Notes will be payable, and denominated, in Dollars.

Denominations: The Class 2006-A8 Notes will be issuable in minimum denominations of $100,000 and multiples of $1,000 in excess of that amount.

Issuance Date: December 19, 2006

Initial Principal Amount: $500,000,000

Issue Price: 100%

Interest Rate: The Class 2006-A8 Notes will accrue interest with respect to any interest period at a per annum rate equal to the Class 2006-A8 Note Rate for such interest period, calculated on the basis of the actual number of days in such interest period divided by 360. The "Class 2006-A8 Note Rate" means, with respect to the first interest period, 5.40952% per annum and, with respect to each interest period thereafter, a per annum rate equal to LIBOR for such interest period plus 0.04%.

The Issuer will determine LIBOR for each applicable interest period on the second business day before the beginning of that interest period. For purposes of calculating LIBOR, a business day is any day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market.

"LIBOR" means, as of any date of determination, the rate for deposits in U.S. Dollars for the Designated Maturity (commencing on the first day of the relevant interest period) which appears on Telerate Page 3750 as of 11:00 a.m., London time, on such date. If such rate does not appear on Telerate Page 3750, the rate for that day will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on that day to prime banks in the London interbank market for the Designated Maturity (commencing on the first day of the relevant interest period). The Issuer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that day will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Issuer, at approximately 11:00 a.m., New York City time, on that day for loans in U.S. Dollars to leading European banks for a period of the Designated Maturity (commencing on the first day of the relevant interest period).

"Telerate Page 3750" means the display page currently so designated on the Moneyline Telerate Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).

"Designated Maturity" means three months, however, in the absence of an Event of Default or an Early Redemption Event with respect to the Class 2006-A8 Notes, "Designated Maturity" means, with respect to the interest period ending on the Expected Principal Payment Date, two months, and upon the occurrence of an Event of Default or an Early Redemption Event with respect to the Class 2006-A8 Notes, or if the Class 2006-A8 Notes are not paid in full on their Expected Principal Payment Date, "Designated Maturity" means one month.

"Reference Banks" means four major banks in the London interbank market selected by the Issuer.

Scheduled Interest Payment Dates: The 15th day of each January, April, July and October, beginning April 2007, and December 15, 2016.

Each payment of interest on the Class 2006-A8 Notes will include all interest accrued from and including the preceding Interest Payment Date -- or, for the first interest period, from and including the Issuance Date -- to and including the day preceding the current Interest Payment Date, plus any interest accrued but not previously paid.

Expected Principal Payment Date: December 15, 2016

Legal Maturity Date: December 17, 2018

Monthly Principal Date: For the month in which the Expected Principal Payment Date occurs, December 15, 2016, and for each other month, the 15th day of such month, or if such day is not a Business Day, the next following Business Day.

Required Subordinated Amount of Class B Notes: $29,914,550.

Required Subordinated Amount of Class C Notes: $39,886,050.

Controlled Accumulation Amount: $41,666,667.

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Form of Notes: The Class 2006-A8 Notes will be issued as Global Notes. The Global Notes will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, and will be exchangeable for individual Notes only in accordance with the provisions of Section 204(c).

Additional Issuances of Class 2006-A8 Notes: The Issuer may at any time and from time to time issue additional Class 2006-A8 Notes, subject to the satisfaction of (i) the conditions precedent set forth in Section 311(a) and (ii) the following conditions:

(a) the Issuer has obtained written confirmation from each Rating Agency that there will be no Ratings Effect with respect to the then outstanding Class 2006-A8 Notes as a result of the issuance of such additional Class 2006-A8 Notes;

(b) as of the date of issuance of the additional Class 2006-A8 Notes, all amounts due and owing to the Holders of the then outstanding Class 2006-A8 Notes have been paid and there is no Nominal Liquidation Amount Deficit with respect to the then outstanding Class 2006-A8 Notes;

(c) the additional Class 2006-A8 Notes will be fungible with the original Class 2006-A8 Notes for federal income tax purposes;

(d) if Holders of the then outstanding Class 2006-A8 Notes have benefit of a Derivative Agreement, the Issuer will have obtained a Derivative Agreement for the benefit of the Holders of the additional Class 2006-A8 Notes; and

(e) the ratio of the Controlled Accumulation Amount to the Initial Dollar Principal Amount of the Class 2006-A8 Notes, including the additional Class 2006-A8 Notes, will be equal to the ratio of the Controlled Accumulation Amount (before giving effect to the additional issuance) to the Initial Dollar Principal Amount of the Class 2006-A8 Notes, excluding the additional Class 2006-A8 Notes.

As of the date of issuance of additional Class 2006-A8 Notes, the Outstanding Dollar Principal Amount and Nominal Liquidation Amount of the Class 2006-A8 Notes will be increased to reflect the Initial Dollar Principal Amount of the additional Class 2006-A8 Notes.

Any outstanding Class 2006-A8 Notes and any additional Class 2006-A8 Notes will be equally and ratably entitled to the benefits of the Indenture without preference, priority or distinction.

Optional Redemption Provisions other than Section 1202 "Clean-Up Call": None

Additional Early Redemption Events or changes to Early Redemption Events: None

Additional Events of Default or changes to Events of Default: None

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Interest Rate Swap: The Issuer hereby represents that it has obtained an interest rate swap agreement (the "Swap") for the benefit of the Holders of the Class 2006-A8 Notes, a copy of which is attached hereto as Exhibit B. Monthly payments between the Issuer and the swap counterparty pursuant to the Swap will be netted. Net swap receipts received by the Issuer will be deposited into the Interest Funding sub-Account for the Class 2006-A8 Notes on the date of receipt as provided in Section 504(a) and net swap payments to be made by the Issuer will be made from withdrawals from the Interest Funding sub-Account for the Class 2006-A8 Notes as provided in Section 507(c).

None of a ratings downgrade of or payment default by the counterparty to the Swap or a termination of the Swap will constitute an Early Redemption Event or Event of Default nor will any such event obligate the Issuer to replace the Swap.

Subject to Section 522, so long as the Swap is a Performing Derivative Agreement, targeted deposits of Finance Charge Collections to the Interest Funding sub-Account for the Class 2006-A8 Notes will be made on the Business Day preceding the 15th calendar day of each month, beginning January 2007. The deposit targeted to be made to the Interest Funding sub-Account for the Class 2006-A8 Notes on January 12, 2007 will be $1,807,722.22. If the Swap becomes a non-Performing Derivative Agreement, (i) targeted deposits of Finance Charge Collections to the Interest Funding sub-Account for the Class 2006-A8 Notes will be made as provided in Section 503(d) and (ii) withdrawals will be made from the Interest Funding sub-Account for the Class 2006-A8 Notes as provided in Section 507(d).

Business Day: means any day other than (a) a Saturday or Sunday or (b) any other day on which national banking associations or state banking institutions in New York, New York or South Dakota, or any other state in which the principal executive offices of any Additional Seller are located, are authorized or obligated by law, executive order or governmental decree to be closed.

Securities Exchange Listing: Application will be made to list the Class 2006-A8 Notes on the Irish Stock Exchange.

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The Class 2006-A8 Notes shall have such other terms as are set forth in the form of Note attached hereto as Exhibit A. Pursuant to Section 202, the form of Note attached hereto has been approved by the Issuer.

CITIBANK CREDIT CARD ISSUANCE TRUST
By Citibank (South Dakota), National Association,
as Managing Beneficiary

/s/ Douglas C. Morrison
Douglas C. Morrison
Vice President

Dated: December 19, 2006

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Citiseries

Class 2006-A8 Notes

Reference is made to the resolutions adopted by the Board of Directors of Citibank (South Dakota), National Association ("Citibank (South Dakota)") on April 26, 2000, as amended on September 25, 2001 and October 25, 2006. The resolutions authorize Citibank (South Dakota) from time to time to issue and sell, or to arrange for or participate in the issuance and sale of, one or more series and/or classes of pass-through certificates, participation certificates, commercial paper, notes or other securities representing ownership interests in, or backed by, pools of credit card receivables or interests therein ("Receivables") in an aggregate principal amount such that up to $125,000,000,000 of such certificates, commercial paper, notes or securities are outstanding at any one time and to sell, transfer, convey or assign Receivables to trusts or other special purpose entities in connection therewith on such terms as to be determined by the Citibank (South Dakota) Pricing and Loan Committee (the "Pricing and Loan Committee").

The undersigned, a duly authorized member of the Pricing and Loan Committee, on behalf of such Pricing and Loan Committee, does hereby certify that the terms of the tranche of Notes set forth in and to be created by the preceding Issuer Certificate and the increase in the Invested Amount of the Collateral Certificate resulting from the issuance of such Notes have been approved by such Pricing and Loan Committee. In addition, the following underwriting/selling agent terms with respect to this tranche of Notes have been approved by such Pricing and Loan Committee:

Issue Price: 100%

Underwriting Commission: 0.375%

Proceeds to Issuer: 99.625%

Representative of the Underwriters: Citigroup Global Markets Inc.

The preceding Issuer Certificate and this certification of Pricing and Loan Committee approval shall be, continuously from the time of their execution, official records of Citibank (South Dakota).

/s/ Douglas C. Morrison___
Douglas C. Morrison
Member of the Pricing and Loan Committee
Citibank (South Dakota), National Association

Dated: December 19, 2006

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Exhibit A

FORM OF

CITISERIES

FLOATING RATE CLASS 2006-A8 NOTES OF DECEMBER 2016
(Legal Maturity Date December 2018)

$500,000,000	REGISTERED
CUSIP No. 17305E DL 6	No. R-1

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE PRINCIPAL OF THIS NOTE IS PAYABLE AS SET FORTH HEREIN AND IN THE INDENTURE REFERRED TO BELOW. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

CITIBANK CREDIT CARD ISSUANCE TRUST

CITISERIES

FLOATING RATE CLASS 2006-A8 NOTES OF DECEMBER 2016
(Legal Maturity Date December 2018)

CITIBANK CREDIT CARD ISSUANCE TRUST, a trust formed and existing under the laws of the State of Delaware (including any successor, the "Issuer"), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of FIVE HUNDRED MILLION DOLLARS ($500,000,000). The Expected Principal Payment Date for this Note is December 15, 2016. The Legal Maturity Date for this Note is December 17, 2018.

The Issuer hereby promises to pay interest on this Note on the 15th day of each January, April, July and October, beginning April 2007, and on December 15, 2016, until the principal of this Note is paid or made available for payment, subject to certain limitations set forth in the Indenture. Interest will accrue on the outstanding principal amount of this Note for each interest period in an amount equal to the product of (i) the actual number of days in such interest period divided by 360, (ii) a rate per annum equal to the Class 2006-A8 Note Rate for such interest period, and (iii) the outstanding principal amount of this Note as of the preceding Interest Payment Date (after giving effect to any payments of principal made on the preceding Interest Payment Date) or, in the case of the first Interest Payment Date, the initial principal amount of this Note. The Class 2006-A8 Note Rate will be determined as provided in the Indenture.

If any Interest Payment Date or Principal Payment Date of this Note falls on a day that is not a Business Day, the required payment of interest or principal will be made on the following Business Day.

This Note is one of the Citiseries, Class 2006-A8 Notes issued pursuant to the Indenture, dated as of September 26, 2000 (as amended and otherwise modified from time to time, the "Indenture") between the Issuer and Deutsche Bank Trust Company Americas, as Trustee. For purposes of this Note, the term "Indenture" includes any supplemental indenture or Issuer Certificate relating to the Citiseries, Class 2006-A8 Notes. This Note is subject to all of the terms of the Indenture. All terms used in this Note that are not otherwise defined herein and that are defined in the Indenture will have the meanings assigned to them therein.

The principal of and interest on this Note are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, is deemed to have consented to such amendments to the Pooling and Servicing Agreement and other operative documents as are necessary to permit the Seller to retain sale treatment for accounting purposes of the transfer of assets to the Master Trust, in accordance with the provisions of Financial Accounting Standards Board SFAS No. 140.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Trustee whose name appears below by manual signature, this Note will not

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be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by an Issuer Authorized Officer.

CITIBANK CREDIT CARD ISSUANCE TRUST

By: CITIBANK (SOUTH DAKOTA),
NATIONAL ASSOCIATION,
as Managing Beneficiary of
Citibank Credit Card Issuance Trust

By: __________________________________
Douglas C. Morrison
Vice President

Dated: December 19, 2006

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within mentioned Indenture.

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee under the Indenture

By: _________________________________
Authorized Signatory

By: _________________________________
Authorized Signatory

Dated: December 19, 2006

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REVERSE OF NOTE

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Citiseries Floating Rate Class 2006-A8 Notes of December 2016 (Legal Maturity Date December 2018) (herein called the "Notes"), all issued under an Indenture, to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Trustee and the Holders of the Notes.

This Note ranks pari passu with all other Class A Notes of the same series, as set forth in the Indenture. This Note is secured to the extent, and by the collateral, described in the Indenture.

The Issuer will pay interest on overdue interest as set forth in the Indenture to the extent lawful.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer or the Trustee on the Notes, against the Issuer, the Issuer Trustee, Citibank (South Dakota), the Trustee or any affiliate, officer, employee or director of any of them, and the obligation of the Issuer to pay principal of or interest on this Note or any other amount payable to the Holder of this Note will be subject to Article V of the Indenture.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that this Note is intended to be debt of Citibank (South Dakota) for federal, state and local income and franchise tax purposes, and agrees to treat this Note accordingly for all such purposes, unless otherwise required by a taxing authority.

Each Holder by acceptance of this Note, and each owner of a beneficial interest in this Note by acceptance of a beneficial interest in this Note, agrees that it will not at any time institute against the Issuer, or join in any institution against the Issuer of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to this Note, the Indenture or any Derivative Agreement.

This Note and the Indenture will be construed in accordance with and governed by the laws of the State of New York.

No reference herein to the Indenture and no provision of this Note or of the Indenture will alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Certain amendments may be made to the Indenture without the consent of the Holder of this Note. This Note must be surrendered for final payment of principal and interest.

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ASSIGNMENT

Social Security or taxpayer I.D. or other identifying number of assignee:____________________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

___________________________________________________________________

___________________________________________________________________
(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints __________________________________________________________, attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated: ____________________________

_________________________*
Signature Guaranteed:

----------------
* NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular without alteration, enlargement or any change whatsoever.

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Exhibit B

$500,000,000 Floating Rate Class 2006-A8 Notes of December 2016
(Legal Maturity Date December 2018)
Citiseries

CONFIRMATION

Deal Reference Number M066724

To:	CITIBANK CREDIT CARD ISSUANCE TRUST, as Issuer (the “Issuer”) of the $500,000,000 Floating Rate Class 2006-A8 Notes of December 2016 (Legal Maturity Date December 2018) of the Citiseries

From: CITIBANK, N.A. (“Counterparty”)

Date: December 19, 2006

The purpose of this agreement is to set forth the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below (the “Swap Transaction”). This letter constitutes a “Confirmation” relating to an ISDA Master Agreement, as defined below.

1.
Confirmation. This Confirmation will be governed by and subject to the terms and conditions which would be applicable if, prior to the Trade Date, the parties had executed and delivered an ISDA Master Agreement (Multicurrency-Cross Border), in the form published by ISDA in 1992 (the “Master Agreement”) between the Issuer and Counterparty with the Schedule attached hereto representing the Schedule to the Master Agreement and the modifications provided below, and relating to the above-referenced notes (the “Class 2006-A8 Notes”). All provisions that would be contained or incorporated by reference in the Master Agreement will govern this Confirmation except as expressly modified below. In the event of any inconsistency between provisions in the Master Agreement and provisions in this Confirmation, this Confirmation will govern.

The definitions and provisions contained in the 2000 ISDA Definitions (including the Annex thereto) and the 1998 ISDA Currency Option Definitions are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation will be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine.

Each party represents to the other that it has entered into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other.

2.	Terms. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Transaction Type:	Rate Swap Transaction

Notional Amount:
With respect to each Calculation Period, the Outstanding Dollar Principal Amount of the Class 2006-A8 Notes as of the first day of such Calculation Period (after giving effect to any distribution of principal to Class 2006-A8 Noteholders on such day); provided, however, if additional Notes of Class 2006-A8 are issued, the amount of the Outstanding Dollar Principal Amount used to compute the Notional Amount will be adjusted proportionately to reflect the Outstanding Dollar Principal Amount of such additional Notes. Without limiting the foregoing, the Notional Amount of this Swap Transaction will not at any time be greater than the Outstanding Dollar Principal Amount of the Class 2006-A8 Notes on the date of this Confirmation.

Trade Date:	December 12, 2006
Effective Date:	December 19, 2006
Termination Date:
The earlier of (a) the Expected Principal Payment Date (as defined in the Terms Document) and (b) the Distribution Date on which the Outstanding Dollar Principal Amount of the Class 2006-A8 Notes is paid in full.

Distribution Date:	The 15th day of each calendar month, or if such day is not a Business Day, the next following Business Day, commencing January 2007.
Fixed Amounts:
Fixed Rate Payer:	Issuer
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Fixed Rate Payer Payment Date:	One Business Day before each Distribution Date, commencing January 2007
Fixed Rate Payer Period End Date:	The 15th day of each calendar month commencing January 2007 determined with no adjustment
Fixed Amount:	For the first Distribution Date, $1,807,722.22 and for all other Distribution Dates, the product of:
1 /12	x	5.0060% per annum	x	the Notional Amount with respect to the applicable Calculation Period

Floating Amounts:
Floating Rate Payer:	Counterparty
Floating Rate Payer Payment Date:	One Business Day before each Distribution Date, commencing January 2007
Floating Rate Payer Period End Date:	The 15th day of each calendar month, commencing January 2007, and subject to adjustment in accordance with the Following Business Day Convention
Floating Rate Option:	USD-LIBOR-BBA
Designated Maturity:
Three months for every Reset Date except the Reset Date occurring in October 2016, for which the “Designated Maturity” will be two months; however, if there is an Event of Default or Early Redemption Event, one month

Spread:
Plus 0.04%; provided, however, that the per annum rate (Floating Rate plus Spread) for the Initial Calculation Period will be 5.40952% (which is an interpolated rate between three-month and four-month LIBOR of 5.36952% plus a spread of 0.04%)

Initial Calculation Period:	From and including December 19, 2006 to but excluding January 16, 2007
Floating Rate Day Count Fraction:	Actual/360

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Reset Dates:	Two London Business Days before the Distribution Date occurring in each of January, April, July and October of each year
Business Days:	New York and South Dakota

3. Account Details.
Payments to the Issuer:	Citibank, N.A., Corporate Trust ABA: 021 0000 89 Ref: CCCIT 2006-A8 Attention: John Byrnes A/C: 36114325 Or to such other account as to which the Issuer gives reasonable prior notice from time to time
Payments to Counterparty:	Citibank, N.A., New York ABA: 021 0000 89 A/C: 00167679 Financial Futures Reference: M066724 Or to such other account as to which Counterparty gives reasonable prior notice from time to time

Each amount payable with respect to this Swap Transaction will be paid by 12:00 p.m., New York City time, on a best efforts basis, on the relevant Scheduled Payment Date.

4. Notices

Address and telephone number for notices or communications to Counterparty (for all  purposes) shall be as specified in Part 4 of the Schedule to the Master Agreement.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Very truly yours,

CITIBANK, N.A.

By: /s/ Frank A. Licciardello
Frank A. Licciardello
Authorized Signatory

Accepted and confirmed as of
the date first above written:

CITIBANK CREDIT CARD ISSUANCE TRUST, as issuer of the Floating Rate Class 2006-A8 Notes of December 2016 (Legal Maturity Date December 2018) of the Citiseries

By:	Citibank (South Dakota), National Association, as Managing Beneficiary

/s/ Douglas C. Morrison
Douglas C. Morrison
Vice President

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$500,000,000 Floating Rate Class 2006-A8 Notes of December 2016
(Legal Maturity Date December 2018)
Citiseries

SCHEDULE

to the
Master Agreement referred to in the

CONFIRMATION dated as of December 19, 2006
(Deal Reference Number: M066724)

between

CITIBANK CREDIT CARD ISSUANCE TRUST (the “Issuer”), as issuer of the Floating Rate Class 2006-A8 Notes of December 2016 (Legal Maturity Date December 2018) of the Citiseries
and
CITIBANK, N.A. (“Counterparty”).

Part 1. Termination Provisions.

(a)	“Specified Entity” means in relation to the Issuer for the purpose of:

Section 5(a)(v),  None
Section 5(a)(vi), None
Section 5(a)(vii), None
Section 5(b)(iv), None

and in relation to Counterparty for the purpose of:

Section 5(a)(v), None
Section 5(a)(vi), None
Section 5(a)(vii), None
Section 5(b)(iv), None

(b)	“Specified Transaction” will have the meaning specified in Section 14.

(c)
“Events of Default”. The following Events of Default will not apply to the Issuer or any Credit Support Provider of the Issuer and the definition of “Event of Default” in Section 14 is deemed to be modified accordingly:

Section 5(a)(ii), (Breach of Agreement)
Section 5(a)(iii), (Credit Support Default)
Section 5(a)(iv), (Misrepresentation)
Section 5(a)(v), (Default under Specified Transaction)

Section 5(a)(vi), (Cross Default)
Section 5(a)(vii), (Bankruptcy)

(d)
“Termination Events”. The following Termination Events, to the extent Counterparty would have been the Affected Party or the Burdened Party, as the case may be, will not apply and the definition of “Termination Event” in Section 14 is deemed to be modified accordingly:

Section 5(b)(ii), (Tax Event)
Section 5(b)(iii), (Tax Event Upon Merger)
Section 5(b)(iv), (Credit Event Upon Merger)

(e)	The “Automatic Early Termination” provision of Section 6(a) will not apply to the Issuer or Counterparty.

(f)
Payments on Early Termination, Unpaid Amounts Notwithstanding any provision to the contrary in this Agreement, upon the occurrence of an Early Termination Date in respect of one or more outstanding Transactions, the provisions of Sections 6(d)(i) (to the extent they relate to obtaining Market Quotations) and 6(e)(i), (ii) and (iv) will not apply, but Unpaid Amounts will still be owed.

Part 2. Tax Representations.

(a)
Payer Representations. For the purpose of Section 3(e), each of the Issuer and Counterparty represents that it is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e)) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representation made by the other party pursuant to Section 3(f), (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) and (iii) the satisfaction of the agreement of the other party contained in Section 4(d), provided, however, that it will not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)	Payee Representations.

(i)	Issuer Representation. For the purpose of Section 3(f), the Issuer makes no representations.

(ii)	Counterparty Representation. For the purpose of Section 3(f), Counterparty makes no representations.

Part 3. Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and (ii):

(a)	Tax forms, documents or certificates to be delivered are:

Each party agrees to complete, accurately and in a manner reasonably satisfactory to the other party, and to execute, arrange for any required certification of, and deliver to the other party (or to such government or taxing authority as the other party reasonably directs), any form or document that may be required or reasonably requested in order to allow the other party to make a payment under this Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate, promptly upon reasonable demand by the other party.

(b)	Other documents to be delivered are:

Party Required to Deliver Document	Form/Document/Certificate	Date by Which to Be Delivered	Covered by Section 3(d) Representation
Issuer and Counterparty.
Copies of all documents evidencing necessary corporate and other authorizations and approvals with respect to the execution, delivery and performance by the party of this Agreement, each Confirmation and any applicable Credit Support Document.

		Upon execution of this Agreement.	Yes.
Issuer and Counterparty.	A certificate of an authorized officer of the party certifying the names, true signatures and authority of the officers of the party signing this Agreement and any applicable Credit Support Document.	Upon execution of this Agreement.	Yes.

Issuer.
Copies of Pooling and Servicing Agreement, Series 2000 Supplement, closing documents delivered in connection with the issuance of the Collateral Certificate, Indenture, Terms Document and closing documents delivered in connection with the Class 2006-A8 Notes, to the extent not previously delivered to Counterparty.

	As promptly as practicable after the Trade Date.	No.

Part 4. Miscellaneous.

(a)	Addresses for Notices. For the purpose of Section 12(a):

Address for notices or communications to the Issuer:

Address: Citibank Credit Card Issuance Trust
c/o Citibank (South Dakota), National Association, as Managing Beneficiary
701 East 60th Street, North
Mail Code 1251
Sioux Falls, South Dakota 57117
Attention:  General Counsel
Fax:	605-330-6745
Telephone:  605-331-1567

Address for notices or communications to Counterparty (for all purposes):

Linda Cooke
Telephone: (212) 675 - 1627
Citibank, N.A. New York
111 Wall Street
4th Floor
New York, New York 10005

  In addition, in the case of notices or communications relating to
  Section 5, 6, 11 or 13 of this Agreement, a copy of any such notice or communication shall be addressed to the attention of Counterparty’s legal department as follows:

  Address: Capital Markets Legal Department
250 West Street, 10th Floor,
New York, New York 10013
Attention:  Derivative Department Head

(b)	Process Agent. For the purpose of Section 13(c), the Issuer appoints Citigroup Inc. as its Process Agent.

(c)	Offices. The provisions of Section 10(a) will apply to the Issuer and Counterparty.

(d)	Multibranch Party. For the purpose of Section 10(c), the Issuer is not a Multibranch Party, and Counterparty is not a Multibranch Party.

(e)
Calculation Agent. The Issuer will be the Calculation Agent (it being understood that the Issuer has appointed Citibank (South Dakota), National Association, to perform the duties of Calculation Agent hereunder). All calculations by the Calculation Agent will be made in good faith and through the exercise of the Calculation Agent’s commercially reasonable judgment. All such calculations will be final and binding on Counterparty absent manifest error.

(f)	Credit Support Document and Credit Support Provider. None.

(g)	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York without reference to its choice of law doctrine.

(h)	“Affiliate” will have the meaning specified in Section 14.

Part 5. Other Provisions.

(a)
Tax Treatment. For purposes of Federal income taxes, the parties agree (to the extent permitted by applicable law) to treat this Agreement as being entered into between Counterparty, on the one hand, and Citibank (South Dakota), National Association on the other hand; provided that Counterparty’s compliance with the terms of this Agreement and any Confirmation shall not be deemed to violate this provision.

(b)
Definitions. The applicability of the 2000 ISDA Definitions (including the Annex thereto) and the 1998 ISDA FX and Currency Option Definitions to any Transaction will be specified in the Confirmation for such Transaction.

(c)	Waiver of Jury Trial. The following paragraph will be added to this Agreement as a new Section 15:

“15. Jury Trial. Each party hereby waives its respective right to jury trial with respect to any litigation arising under, or in connection with, this Agreement or any Transaction.”

(d)
Waiver of Setoff. Notwithstanding any provision of this Agreement or any other existing or future agreement, each of the Issuer and Counterparty irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between the Issuer and Counterparty hereunder against any obligations between the Issuer and Counterparty under any other agreements or otherwise; provided, however, that nothing herein will affect the netting provisions of Section 2(c).

(e)
Consent to Recording. Each party consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between officers or employees of the parties, waives any further notice of such monitoring or recording and agrees to notify its officers and employees of such monitoring or recording.

(f)
No Personal Liability. The obligations of the Issuer under this Agreement are not personal obligations of the Issuer Trustee or the Beneficiaries and, consequently, neither the Issuer Trustee nor the Beneficiaries will have any personal liability for any amounts required to be paid by the Issuer under this Agreement.

(g)
No Petition. Counterparty hereby agrees that it will not, prior to the date which is one year and one day after the date on which all notes or securities issued by the Issuer have been paid in full, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any governmental authority for the purpose of commencing or sustaining a case against the Issuer under any United States Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property or ordering the winding-up or liquidation of the Issuer.

(h)
Amendment. No amendment, modification or waiver in respect of this Agreement will be effective unless (a) it is made in accordance with Section 9(b) and (b) each Rating Agency will have notified Counterparty and the Issuer that such amendment, modification or waiver will not result in a reduction or withdrawal of the rating of the obligations represented by any Notes.

(i)	Capitalized Terms. Capitalized terms not otherwise defined herein will, where used herein or in any Confirmation, have the meanings assigned to them in the Indenture and the Terms Document.

(j)
Third-Party Beneficiary and Secured Party. Counterparty is a third-party beneficiary of the Indenture and the Terms Document as a “Derivative Counterparty”. Counterparty is a Secured Party that is entitled to the benefit of the Collateral, subject to the terms of the Indenture.

(k)
Reports. The Issuer will deliver to Counterparty a copy of each report or notice that it delivers to the holders of the Class 2006-A8 Notes substantially concurrently with the delivery of such report or notice to such holders.

(l)
Consent to Amendment of the Program Documents. Before the Issuer makes any amendment or supplement to the Indenture or the Terms Document, or consents to any amendment or supplement to the Pooling and Servicing Agreement or the Series 2000 Supplement that requires its consent, if such amendment or supplement would:

(i) adversely affect in any material respect any of Counterparty’s rights or obligations under this Agreement or the Transaction, or

(ii) modify the obligations of the Issuer, which modification would impair in any material respect the ability of the Issuer to perform any of its obligations under this Agreement or the Transaction,

the Issuer shall provide Counterparty with a copy of the proposed amendment or supplement and shall obtain the consent of Counterparty to such amendment or supplement prior to its adoption, which consent shall not be unreasonably delayed or withheld; provided, however, that nothing in this section shall require the consent of Counterparty to the following actions:

(a) the issuance of Notes of a new series, class or tranche, or the issuance of additional Notes of any outstanding series, class or tranche;

(b) any amendment or supplement that affects only Notes of a tranche other than the Class 2006-A8 Notes;

(c) any amendment or supplement to evidence the succession of another entity to the Issuer, and the assumption by any such successor of the covenants of the Issuer herein and therein and in the Notes; and

(d) any amendment or supplement to cure any ambiguity, or to correct or supplement any provision therein which may be inconsistent with any other provision therein.

(m)	Transfer. Section 7 is hereby amended to read in its entirety as follows:

(i)
a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of substantially all of its assets to, another entity, or an incorporation, reincorporation or reconstitution (but without prejudice to any other right or remedy under this Agreement); and

(ii)
in addition to clause (i) above, Counterparty may transfer this Agreement to any other of Counterparty’s offices, branches or affiliates (“Transferee”); provided, however, that, (i) as of the date of such transfer neither the Transferee nor Issuer will be required to withhold or deduct on account of Tax from any payments under this Agreement; (ii) a Termination Event or Event of Default does not occur under this Agreement as a result of such transfer; (iii) Counterparty (at its expense) will have delivered to the Issuer, the Trustee and the Rating Agencies a Master Trust Tax Opinion and an Issuer Tax Opinion with respect to such transfer, (iv) such Transferee has a rating of at least “AA” from at least one nationally recognized rating agency, (v) the Issuer has received written confirmation from the applicable Rating Agencies that such transfer will not have a Ratings Effect on any Outstanding Notes, and (vi) the Transferee executes an Assumption Agreement and such other documentation as shall be required by Counterparty.

(n)	Relationship Between Parties. Each party will be deemed to represent to the other party on the date on which it entered into a Transaction that:

(i)
Non-Reliance. It is acting for its own account, and it made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)
Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)	Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(o)
Eligible Contract Participant. Each party hereto represents to the other party on and as of the date hereof and on each date on which a Transaction is entered into between them, that: (a) it is an “eligible contract participant” within the meaning of Section 1a(12) of the Commodity Exchange Act, as amended; (b) this Agreement and each Transaction is subject to individual negotiation by each party hereto; and (c) neither this Agreement nor any Transaction will be executed or traded on a “trading facility” within the meaning of Section 1a(33) of the Commodity Exchange Act, as amended.

(p)
Severability. In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor, in good faith negotiations, to replace such invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of such invalid, illegal or unenforceable provisions.

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